Ex-Filing Fees

CALCULATION OF FILING FEE TABLES

S-3

Quantum Computing Inc.

Table 1: Newly Registered and Carry Forward Securities

Line Item Type	Security Type	Security Class Title	Notes	Fee Calculation Rule	Amount Registered	Proposed Maximum Offering Price Per Unit	Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee

Newly Registered Securities
Fees to be Paid	Equity	Common Stock	(1)	Other	37,183,937	$21.48	$798,710,966.76	0.0001381	$110,301.98

Total Offering Amounts:							$798,710,966.76		110,301.98
Total Fees Previously Paid:
Total Fee Offsets:									0.00
Net Fee Due:									$110,301.98

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Offering Note(s)

(1)	Pursuant to Rule 416 of the Securities Act of 1933, as amended (the “Securities Act”), this Registration Statement shall also cover any additional shares of the Company’s common stock, par value $0.0001 (“Common Stock”) that become issuable by reason of any stock dividend, stock split, recapitalization or other similar transaction effected without receipt of consideration that increases the number of outstanding shares of common stock.

Consists of (i) 37,183,937 shares of the Common Stock issued to the investors of the PIPE Offering.

Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457(c) and Rule 457(h) under the Securities Act. The offering price per share and aggregate offering price are based upon the average of the high and low prices per share of common stock of Quantum Computing, Inc. as reported on the Nasdaq Capital Market on October 8, 2025, which was $21.48 per share.